EXHIBIT 10.56

December 19, 2012

Dear Anna:

This letter (the “Agreement”) confirms the details of the separation package offered to you by TiVo Inc. (the “Company”). Kindly sign where indicated below, and return this letter to Tara Maitra by January 9, 2013 to signify your agreement to the stated terms.
You have resigned your position as Vice President, Chief Financial Officer (“CFO”) of the Company and your position as an officer of the Company effective December 20, 2012 (the “Resignation Date”). You will continue to be employed by the Company, and to provide the Transition Services as described herein, and you agree to provide such services through the earlier of September 30, 2013 or such other date as your employment may terminate in accordance with Section 2 of this Agreement (the “Separation Date”). Upon this Agreement becoming effective, you will be entitled to the transition payments, severance and other benefits detailed below.
1.Payment of Accrued Wages. On the Separation Date, you will receive payment of all wages accrued through that date, including all accrued, unused Paid Time Off (“PTO”).
2.Transition Period, Services and Payments. During the period beginning December 20, 2012 and ending on the Separation Date (the “Transition Perod”), you will be available to answer questions about matters previously within your responsibilities as CFO of the Company.

a)
You will receive your current base salary through the Separation Date. All payments will be made in accordance with the Company’s normal payroll practices, and will be less applicable taxes and authorized withholding.

b)
During the Transition Period, you will continue to vest in all stock option and other equity awards issued to you, in accordance with the terms of the applicable equity plans, notices of grant and option or other equity award agreements. Except as expressly provided herein, your rights with respect to all stock option and other equity awards shall be as provided in the applicable equity plans, notices of grant and option or other equity award agreements.

c)
Your Company-sponsored medical, dental and vision care benefits will terminate effective as of the Separation Date. Thereafter, you will be offered the opportunity to continue coverage under the terms of the Consolidated Omnibus Budget Reconciliation Act of 1983, as amended (“COBRA”).

d)	You will be reimbursed for all reasonable and pre-approved business expenses incurred during the Transition Period, in accordance with the Company’s expense reimbursement policies.

e)
Except for the Employee Stock Purchase Plan and the TiVo Inc. 401K Plan, as specifically provided herein, you will not be eligible to participate in Company-sponsored benefits or compensation programs, including short and long term disability programs, supplemental life insurance, PTO, option or other equity awards including incentive compensation awards after the Resignation Date.

f)
If on or before the end of the Transition Period there is a Change of Control, as defined in the TiVo Inc. Change of Control Vice President Plan (the “Change of Control Plan”), you shall remain eligible for accelerated vesting of all unvested outstanding stock option and other equity awards issued to you in accordance with the terms of the Change of Control Plan. Except as so expressly provided, your right to participate in the Change of Control Plan shall terminate on the Resignation Date.

g)	During the Transition Period, you will not be required to work at the Company’s offices.
3.Termination of the Transition Period by You for Any Reason or by the Company for Cause. You may terminate this Agreement and the services prior to the Separation Date for any reason by written notice to the Company. The Company may terminate the Transition Period at any time prior to the Separation Date for Cause by written notice to you. “Cause” for purposes of this Agreement shall mean and refer to your failure to timely and substantially perform such transition services as are reasonably requested by the Company; your engaging in an act or omission that is in bad faith and to the detriment of the Company; misconduct, willful malfeasance, or any act of dishonesty or moral turpitude by you; your disclosure of Company confidential information not required by your duties; or your engaging in any act of commercial bribery, any criminal act or perpetration of fraud. If your employment is terminated by either you or the Company pursuant to this Section 3, you will receive base pay through the actual date of termination and any other amounts owed pursuant to Section 2, but will not be eligible for the severance pay and benefits detailed in Section 4 of this Agreement.
4.Severance Payments and Benefits. If you provide such transition services as are reasonably requested by the Company pursuant to Section 2 of this Agreement, execute the General Release attached as Exhibit A hereto (the “General Release”) no earlier than the Separation Date, and your employment is not terminated prior to September 30, 2013 by you or by the Company for Cause pursuant to Section 3, then you will be eligible for the severance payments and benefits detailed in this Section 4.

a)	Within ten (10) working days after the Effective Date of the General Release, you will receive a lump sum payment in the amount of 3 months of your base annual salary, less applicable taxes and authorized withholding (the “Severance Payment”).

b)
On the date that FY 2013 bonuses are paid to other Company employees, you will receive a FY 2013 bonus in the amount of 100% (one hundred percent) of the bonus that you would have earned in your prior role as Chief Financial Officer, based on Corporate and Organizational achievements as approved by the Board of Directors, less applicable taxes and authorized withholding (the “FY 2013 Bonus”).

c)
Additionally, if you elect to continue your health insurance coverage under COBRA after the Transition Period, the Company will reimburse you for your COBRA premium for medical, dental and vision care coverage through the earliest of (a) the nine (9) month anniversary of the Separation Date, (b) the date upon which you become eligible for healthcare coverage from another employer, (c) or the date upon which you otherwise become ineligible for COBRA.

3.    Release of Claims. You agree not to sue, or otherwise file any claim against, the Company or any of its directors, officers, managers, employees or agents for any reason whatsoever based on anything that has occurred as of the date you sign this Agreement.

a)
On behalf of yourself and your executors, administrators, heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time through the Separation Date, including, without limiting the generality of the foregoing, any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by the Company, your resignation of your officer position and your pending employment separation, including without limitation any and all claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Family Medical Leave Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the

California Occupational Safety and Health Act; Section 17200 of the California Business and Professions Code; Claims any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Notwithstanding the generality of the foregoing, you do not release any claims that cannot be released as a matter of law, including, without limitation, claims for indemnity under California Labor Code Section 2802 and any policy of insurance carried by the Company.

b)	YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."
BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
4.    Employee’s Representations. You represent and warrant that:

a)	You have returned to the Company all Company property in your possession;

b)	You are not owed wages, commissions, bonuses or other compensation, other than as set forth in this Agreement;

c)	During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law;

d)	You have not made any disparaging comments about the Company, nor will you do so in the future; and

e)
You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.

5.    Company’s Representation. Company represents and warrants that it has not made any disparaging comments about you, nor will it do so in the future.

6.    Maintaining Confidential Information. You will not disclose any confidential information you acquired while an employee of the Company to any other person or use such information in any manner that is detrimental to the Company’s interests.

7.    Cooperation with the Company. You will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action that has been or may be filed.

8.    Voluntary and Knowing Agreement. You represent that you have thoroughly read and considered all aspects of this Agreement, that you understand all its provisions and that you are voluntarily accepting its terms.

9.    Section 409A. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and which is designated under this Agreement as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A of the Code (a “Separation from Service”) and, except as otherwise provided under this paragraph, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following your Separation from Service. Notwithstanding any provision herein to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of(i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Agreement shall be paid as otherwise provided herein. To the extent that any reimbursements under this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

10.    Entire Agreement; Amendment. This Agreement sets forth the entire agreement between you and the Company and supersedes any and all prior oral or written agreements or understanding between you and the Company concerning the terms of your employment transition and separation. This Agreement may not be altered, amended or modified, except by a further written document signed by you and the Company.

Please date and sign the enclosed copy of this letter in the places indicated below to signify your agreement, and return that copy to Tara Maitra, Senior Vice President, Human Resources.

Sincerely,

/s/ Tom Rogers

Tom Rogers
Chief Executive Officer and President

Accepted and agreed to on this 19th day of December, 2012.

/s/ Anna Brunelle
ANNA BRUNELLE

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this ___ day of _________________, 201_, between you, and TiVo Inc. (the “Company”) (collectively referred to herein as the “Parties”), effective eight days after your signature (the “Effective Date”), unless you revoke your acceptance as provided in Paragraph 1(b), below.

1.
General Release of the Company. You agree not to sue, or otherwise file any claim against, the Company or any of its directors, officers, managers, employees or agents for any reason whatsoever based on anything that has occurred as of the date you sign this agreement.

(a)    On behalf of yourself and your executors, administrators, heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of your signature of this Release, including, without limiting the generality of the foregoing, any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by the Company, your resignation of your officer position and your employment separation, including without limitation any and all claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Family Medical Leave Act; the Age Discrimination in Employment Act (“ADEA”); the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the California Occupational Safety and Health Act; Section 17200 of the California Business and Professions Code; Claims any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Notwithstanding the generality of the foregoing, you do not release any claims that cannot be released as a matter of law, including, without limitation, claims for indemnity under California Labor Code Section 2802 and any policy of insurance carried by the Company.
(b)    In accordance with the Older Workers Benefit Protection Act of 1990, you have been advised of the following:

(i)    You have the right to consult with an attorney before signing this Release;

(ii)    You have been given at least twenty-one (21) days to consider this Release;

(iii)    You have seven (7) days after signing this Release to revoke your agreement to it, and that agreement will not be effective, and you will not receive any of the separation benefits outlined in the letter dated June 11, 2010, until that revocation period has expired.

If you wish to revoke your acceptance of this Release, you must deliver such notice in writing, no later than 5:00 p.m. on the 7th day following your signature to Tara Maitra, at (212) 319-8047 by fax or tmaitra@tivo.com by e-mail.

(c)    YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN SETTLEMENT WITH THE DEBTOR."

BEING AWARE OF SAID CODE SECTIONBY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

2.	Employee’s Representations. You represent and warrant that:

(a)        You have returned to the Company all Company property in your possession;

(b)        You are not owed wages, commissions, bonuses or other compensation, other than wages through the final date of your employment;

(c)        During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law;

(d)        You have not made any disparaging comments about the Company, nor will you do so in the future; and

(e)        You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.

3.
Maintaining Confidential Information. You will not disclose any confidential information you acquired while an employee of the Company to any other person or use such information in any manner that is detrimental to the Company’s interests.

4.
Cooperation With the Company. You will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action that has been or may be filed.

5.	Severability. The provisions of this agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

6.
Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

7.
    Integration Clause. This Release and the letter dated December 19, 2012 contain our entire agreement with regard to the transition and separation of your employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by you and TiVo’sSenior Vice President, Human Resources.

8.
Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

ANNA BRUNELLE                TIVO INC.

_______________________________    ______________________________
Anna Brunelle                    By:
Title:

Date________________________        Date__________________________